SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))

[ ]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            Covenant Bancorp, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (Check the appropriate box):

[ ]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: common stock, par value $5.00 per share ("Common Stock"), Series A preferred stock, par value $25.00 per share ("Series A Preferred Stock"), and Series B preferred stock, par value $25.00 per share ("Series B Preferred Stock"), of Covenant Bancorp, Inc.

     (2) Aggregate number of securities to which transaction applies: 3,057,193 shares of Common Stock; 138,300 shares of Series A Preferred Stock; and 161,700 shares of Series B Preferred Stock.

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: Common Stock = $56,749,145 (average of high ($18.75) and low ($18.375) prices on September 24, 1997); Series A Preferred Stock = $9,681,000 (average of high ($75.00) and low ($65.00) prices on September 25, 1997); and Series B Preferred Stock = $9,216,900 (average of high ($60.00) and low ($54.00) prices on September 25, 1997) (see Calculation of Filing Fee below).

     (4) Proposed maximum aggregate value of transaction: $75,647,045 ($75,647,045 X 1/50 of 1% = $15,130 = Filing Fee)

     (5)  Total fee paid: $15,130

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

October 28, 1997



Dear Shareholder:

As previously announced, in August 1997 we entered into a definitive merger agreement with First Union Corporation. This transaction is expected to close during the first quarter of 1998, at which time Covenant will merge into First Union. We are excited to be able to offer our customers, following the merger, the expanded products and services of First Union, while still maintaining a high level of personalized service. We are confident that the joint efforts of our Covenant staff and First Union will ensure a smooth transition with little or no disruption to our customers.

We are pleased to present you with the results of COVENANT BANCORP, INC. for the third quarter of 1997. Covenant reported earnings of $925,000, or $0.21 per share, for the third quarter of 1997, compared to a loss of $413,000, or $0.17 per share, for the third quarter of 1996. Third quarter 1996 results included merger-related costs associated with Covenant's acquisition in September 1996 of 1st Southern State Bank and a one-time SAIF recapitalization assessment amounting to $1,183,000, after-tax. Return on average assets was 0.86% and return on average common equity was 13.67% for the three months ended September 30, 1997.

For the nine months ended September 30, 1997, Covenant reported earnings of $2.7 million, or $0.63 per share, compared to $1.0 million, or $0.22 per share, for the same period of 1996, which included the above-mentioned non-recurring costs. Year-to-date return on average assets and return on average common equity were 0.86% and 13.96%, respectively.

Total assets were $419.9 million at September 30, 1997, compared to total assets of $387.2 million at September 30, 1996, a $32.7 million, or 8% increase. Net loans were $254.9 million, representing a $30 million, or 13% increase, over net loans of $224.9 million at September 30, 1996. Total deposits were $304.1 million, compared to deposits of $285.9 million at September 30, 1996. Stockholders' equity was $32.1 million at September 30, 1997. Covenant continues to be "well-capitalized," as defined under federal banking regulations. Our leverage, Tier 1 and Total risk-based capital ratios were 7.50%, 12.46% and 13.51%, respectively, -- well above regulatory guidelines.

Covenant's allowance for loan losses amounted to $2.7 million, or 1.05% of gross loans, at September 30, 1997. The loan loss allowance covered 150% of non-performing loans at September 30, 1997, compared to 83% coverage at September 30, 1996. Non-performing assets as a percentage of total loans and other real estate owned decreased to 1.11% at September 30, 1997, compared to 1.98% at September 30, 1996.

Recently, you separately received a proxy statement for our Special Meeting of Shareholders scheduled for November 20, 1997. The purpose of the meeting is to vote on the Agreement and Plan of Mergers between Covenant and First Union. The Board of Directors of Covenant strongly recommends a vote "FOR" approval of the merger agreement. Whether or not you plan to attend the meeting, please mark your vote, sign, date and return the proxy card in the self-addressed, stamped envelope that came with your proxy package as soon as possible.

We are very pleased to be merging with an institution as prestigious and dynamic as First Union. First Union, the sixth largest banking company in the United States, has the ability to offer Covenant customers the convenience of some 2,000 ATM locations along the East Coast and a wide array of investment and trust services, as well as their many other products and services. Again, we are very pleased for our customers as the merger will open many doors to serve their banking needs most efficiently.

We would like to recognize the Covenant Team, without whom the merger with First Union would not be possible. These dedicated professionals helped build Covenant into the kind of company that an institution like First Union would want to have as a part of their organization.

In closing, we would like to extend our heartfelt thanks for your continuing support of our company and our management strategy over the years. We are confident that our alliance with First Union will be a positive one. We trust that you are pleased with the performance of your Covenant stock and hope that you feel, as we do, that it was an excellent investment.




 /s/   Richard A. Hocker                        /s/   Charles E. Sessa, Jr.
------------------------------                 --------------------------------
Richard A. Hocker                              Charles E. Sessa, Jr.
Chairman & CEO                                 President

                     COVENANT BANCORP, INC. AND SUBSIDIARIES
                             Selected Financial Data
                                   (Unaudited)

                                                       Three Months Ended                     Nine Months Ended
                                                         September 30,                          September 30,
                                                   -----------------------------        -----------------------------
(in thousands, except per share data)                1997              1996               1997              1996
                                                     ----              ----               ----              ----
Income Statement Data:
Net interest income                                $ 3,945           $ 3,838            $ 11,467           $ 11,163
Provision for loan losses                                3                 2                  33                 43
Other income                                           334               310                 837                800
Operating expenses                                   3,015             4,645 (1)           8,253             10,161 (1)
                                                   -------           -------            --------           --------
Income before taxes                                  1,261              (499)              4,018              1,759
Income tax                                             336               (86)              1,279                736
                                                   -------           -------            --------           --------
Net income                                         $   925           $  (413)(2)        $  2,739           $  1,023 (2)
                                                   =======           =======            ========           ========

Net income per common share                        $  0.21           $ (0.17)           $   0.63           $   0.22
                                                   =======           =======            ========           ========
Average common shares outstanding
  including common stock equivalents                 4,341             3,168               4,336              3,168
                                                   =======           =======            ========           ========
Book value per share excluding FAS 115
  valuation adjustment                                                                  $   7.81           $   6.99
                                                                                        ========           ========

Return on average assets                             0.86%             (0.41)%              0.86%              0.35%
Return on average common equity                     13.67              (9.61)              13.96               4.08

Balance Sheet Data:

Total assets                                                                           $ 419,852          $ 387,177
Loans receivable                                                                         257,585            227,960
Allowance for loan losses                                                                  2,714              3,076
                                                                                       ---------          ---------
Loans receivable, net                                                                    254,871            224,884
Investments available for sale                                                           119,944            119,279
Investments held to maturity                                                              11,144              9,371
Total deposits                                                                           304,064            285,879
Stockholders' equity                                                                      32,135             28,205

Asset Quality Data:

Allowance for loan losses                                                              $   2,714          $   3,076
Net charge-offs                                                                              335                643
Non-performing loans as a percentage of total loans                                         0.71%              1.62%
Non-performing assets as a percentage of total loans
   and other real estate owned                                                              1.11               1.98
Allowance as a percentage of total loans                                                    1.05               1.35
Allowance as a percentage of non-performing loans                                         150.02              83.32
Allowance as a percentage of non-performing assets                                         94.96              67.78

Capital Data:

Stockholders' equity to total assets                                                        7.65%              7.28%
Leverage ratio                                                                              7.50               7.24
Risk-based capital ratios:
            Tier 1                                                                         12.46%             12.50%
            Total capital                                                                  13.51              13.75

----------
Note: Book value and net income per share calculations have been adjusted for all stock dividends issued.

(1) Includes pre-tax merger-related costs of $1,147,000 and pre-tax non-recurring SAIF assessment of $503,000.

(2) Includes after-tax merger-related and non-recurring SAIF assessment of $1,183,000.